Exhibit 10.3

            , 2013

Dear             :

Bristow Group Inc. (the “Company”) hereby awards to you effective as of the date hereof (“Award Date”) a Performance Cash Award which represents the opportunity for you to receive up to $            , which is 200% of your target award of $            , upon the Company’s achievement of a performance goal over a specified performance period. This award is made in accordance with the Bristow Group Inc. 2007 Long Term Incentive Plan (the “Plan”).

Your Performance Cash Award is more fully described in the attached Appendix A, Terms and Conditions of Employee Performance Cash Award (which Appendix A, together with this letter, is the “Award Letter”). Any capitalized term used and not defined in the Award Letter has the meaning set forth in the Plan. If the Company’s stockholders approve the Plan as amended and restated effective August 1, 2013 (the “Amended Plan”), your Performance Cash Award and Award Letter shall be subject to the terms of the Amended Plan. Notwithstanding the foregoing, the terms and provisions of the Plan as in effect prior to the amendment and restatement of the Plan effective August 1, 2013 regarding Performance Awards intended to qualify for the Performance-Based Exception shall continue to apply to your Performance Cash Award and the Award Letter. In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan control.

The amount of cash you may earn will be determined based upon the Company’s achievement of a performance goal during the three year performance period described in Appendix A.

Your Performance Cash Award is subject to the terms and conditions set forth in the enclosed Plan, the Prospectus for the Plan, this Award Letter and any rules and regulations adopted by the Compensation Committee of the Company’s Board of Directors in accordance with the terms of the Plan. Note that in most circumstances, the amount to be paid to you pursuant to your Performance Cash Award will be taxable compensation income to you when paid. You should closely review Appendix A and the Plan Prospectus for important details about the tax treatment of your Performance Cash Award.

If you agree to the terms and conditions of this Performance Cash Award, please sign the Acknowledgment and Acceptance statement on the following page and return an original signed copy to the Company within 30 days of the Award Date.

This Award Letter, the Plan, and any other attachments should be retained in your files for future reference.

Congratulations on your award.

Bristow Group Inc.

2103 City West Blvd., 4th Floor, Houston, Texas 77042, United States

t (713) 267 7600 f (713) 267 7620 www.bristowgroup.com

Very truly yours,

/s/ Hilary S. Ware

Hilary S. Ware

Senior Vice President Administration

Enclosures

Acknowledgement and Acceptance

I, the undersigned, acknowledge that certain terms of this Performance Cash Award may supersede the terms of another agreement between me and the Company or a Company policy otherwise applicable to me, and I hereby accept this Performance Cash Award subject to the terms, provisions and conditions of the Plan, the Award Letter, the administrative interpretations thereof and the determinations of the Committee.

Date: 2013	Signature:

Appendix A

Terms and Conditions of

Officer Performance Cash Award

June 6, 2013

The Performance Cash Award by Bristow Group Inc. (the “Company”) made to you effective as of the Award Date provides for the opportunity for you to receive, if certain conditions are met, a cash payment (“Performance Cash”), subject to the terms and conditions set forth in the Bristow Group Inc. 2007 Long Term Incentive Plan (the “Plan”), the enclosed Prospectus for the Plan, any rules and regulations adopted by the Compensation Committee of the Company’s Board of Directors (the “Committee”), and this Award Letter. Any capitalized term used and not defined in the Award Letter has the meaning set forth in the Plan. If the Company’s stockholders approve the Amended Plan, your Performance Cash Award and Award Letter shall be subject to the terms of the Amended Plan. Notwithstanding the foregoing, the terms and provisions of the Plan as in effect prior to the amendment and restatement of the Plan effective August 1, 2013 regarding Performance Awards intended to qualify for the Performance-Based Exception shall continue to apply to your Performance Cash Award and the Award Letter. In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan control.

1.	Threshold Goal

No portion of this Performance Cash Award shall vest or become Earned Cash (as defined in Section 2), and this Performance Cash Award shall be cancelled and forfeited in its entirety as of the end of the Performance Cycle (as defined in Section 2), unless the Company has positive EBITDA (as defined below) in any fiscal quarter during the Performance Cycle (the “Threshold Goal”); provided, however, that a fiscal quarter shall not be considered if more than 25% of such fiscal quarter has elapsed prior to the Award Date. If the Committee, in its sole discretion, determines that the Company has attained the Threshold Goal, the Committee shall certify such achievement in writing as soon as reasonably practicable but no later than the Determination Date (as defined in Section 2), and such certification shall authorize the maximum amount payable under the Performance Cash Award (200% of the target award specified in your Award Letter) subject to reduction pursuant to the terms of Section 2 and as otherwise determined by the Committee. For purposes of this Appendix, “EBITDA” means, for the relevant period, the sum of the Company’s (i) net income (or net loss), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense and (v) amortization expense, and the Company’s proportional interest in the sum of (i) net income (or net loss), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense and (v) amortization expense of any of its subsidiaries, as presented in consolidated financial statements, determined in accordance with Generally Accepted Accounting Principles (GAAP). If you are party to an employment, severance or other agreement with the Company, or are subject to a policy of the Company, in either case, that contains provisions for vesting of Performance Cash upon termination of employment due to any reason other than death, disability or change in control, such provisions shall not apply to this Performance Cash Award unless and until the Threshold Goal has been achieved, and the timing of any payment of Earned Cash shall be determined as if you had not terminated employment.

2.	Determination of Earned Cash

(a) Earned Cash. Provided that the Threshold Goal is attained, the exact amount of the Performance Cash that will actually be earned by and awarded to you (the “Earned Cash”) will be based upon the level of achievement by the Company of the performance standard described below over the three-year period commencing on the close of trading on the New York Stock Exchange (“NYSE”) on March 31, 2013 and ending at the close of trading on the NYSE on March 31, 2016 (the “Performance Cycle”). The determination by the Committee with respect to the achievement of such performance standards will be made in the first fiscal quarter following the end of the Performance Cycle after all necessary Company and peer information is available. The specific date on which such determination is formally made and approved by the Committee is referred to as the “Determination Date.” After the Determination Date, the Company will notify you of the amount of Earned Cash, if any, to be actually awarded to you. If you are continuously employed by the Company or its subsidiaries through the end of the Performance Cycle, the payment of the Earned Cash will be made 60 days after the end of the Performance Cycle.

The calculation of Earned Cash shall be based on the Company’s Total Shareholder Return ranking compared to a defined peer group at the end of the Performance Cycle as determined by the Committee in its sole discretion. “Total Shareholder Return” is defined for a given company as the change in share price plus cumulative dividends paid, assuming dividend reinvestment during the Performance Cycle, over share price at the beginning of the Performance Cycle of the applicable company. Earned Cash will be calculated by multiplying the target Performance Cash by the appropriate percentage set forth below for the percentile rank achieved by the Company. For Total Shareholder Return performance between the percentile ranks noted below, linear interpolation will be used to calculate the exact amount of Earned Cash:

Percentile Rank	Percentage	Level
75	200.00%	Maximum
67	166.70%
58	133.30%
50	100.00%	Target
42	83.30%
33	66.70%
25	50.00%	Entry
Below 25th	ZERO

The Company’s defined “Peer Group” shall consist of the Company and the other companies included in the Simmons & Company Offshore Transportation Services group of companies (the “Simmons Group”). For calculation of Total Shareholder Return, the peer group will include those companies that are included in the Simmons Group as of the close of trading on the NYSE on March 31, 2016 and whose shares were publicly traded on a recognized exchange for all of the three-year performance period. Additionally, for purposes of calculation of percentile rank within the Simmons Group and the resulting Earned Cash, the Company shall be included as part of the Simmons Group.

(b) Committee Determinations. In accordance with the provisions of the Plan, the Committee shall have the exclusive authority to make all determinations hereunder, including but not limited to the ranking of the Company and its Peer Group. Without limiting the foregoing, the Committee shall have absolute discretion to determine the amount of Earned Cash to which you are entitled, if any, including without limitation such adjustments as may be necessary in the opinion of the Committee to account for changes since the date of the Award Letter. Notwithstanding the foregoing, the Committee shall be precluded from increasing the amount that would otherwise be obtainable upon the achievement of the Threshold Goal or the performance goals described in Section 2(a) above to the extent prescribed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations, rulings, and notices thereunder. The Committee’s determination shall be final, conclusive and binding upon you.

3.	Termination of Employment; Disability

(a) Termination of Employment in General. Except as provided in this Section 3 and Section 4 of this Appendix, if your employment terminates prior to the Determination Date, your Performance Cash Award shall be immediately forfeited, and you will not be entitled to receive any Earned Cash.

(b) Termination of Employment due to Death; Disability. If your employment terminates by reason of your death prior to the Determination Date or if you incur a Disability prior to the Determination Date, then, without regard to the Threshold Goal, you will be entitled to receive Earned Cash in an amount equal to the Target Level of your Performance Cash Award. For purposes of this Appendix, “Disability” shall have the meaning given that term by the group disability insurance, if any, maintained by the Company for its employees or otherwise shall mean your complete inability, with or without a reasonable accommodation, to perform your duties with the Company on a full-time basis as a result of physical or mental illness or personal injury you have incurred for more than 12 weeks in any 52 week period, whether consecutive or not, as determined by an independent physician selected with your approval and the approval of the Company, and further, “Disability” must meet the requirements of Treasury Regulation Section 1.409A-3(i)(4). Earned Cash that becomes payable pursuant to this Section 3(b) shall be payable on the date that is 60 days after your death or Disability, as applicable.

(c) Termination of Employment due to Retirement. If your employment terminates prior to the Determination Date but more than six months after the date of this award by reason of your retirement under a retirement program of the Company or one of its Subsidiaries approved by the Committee after you have both attained age 62 and completed five continuous years of service or your combined age and length of service is 80 or above (as determined by the Committee), your Performance Cash Award will no longer be subject to forfeiture for termination of employment prior to the Determination Date, and, subject to attainment of the Threshold Goal, you may still become entitled to Earned Cash in accordance with Section 2 above if, and only to the extent that, the Company achieves the performance standard described in Section 2 above; provided, however, that the amount of Earned Cash otherwise payable to you under Section 2 shall be prorated by the ratio of the number of your months of continuous service from the beginning of the Performance Cycle to the date of retirement divided by thirty six. The payment of Earned Cash to U.S. taxpayers pursuant to this Section 3(c) will be made on the date that is 60 days after the end of the Performance Cycle. Payment of Earned Cash to non US taxpayers will be made in the next regularly scheduled paycheck after the Determination Date. For purposes of this Appendix, you are “Retirement Eligible” if you are a US taxpayer and, at any time prior to the calendar year in which the Performance Cycle ends, you will attain age 62 and have completed five continuous years of service or your combined age and length of service will be 80 or above (in either case as determined by the Committee).

(d) Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of the termination of your employment, and its determination shall be final, conclusive and binding upon you.

4.	Change in Control

If you are employed by the Company on the date of a Change in Control of the Company, you will be entitled to receive Earned Cash in an amount equal to the Target Level of your Performance Cash Award without regard to the Threshold Goal. If you have retired and a Change in Control that meets the requirements of a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) (a “409A Change in Control”) occurs prior to the date Earned Cash is paid to you in respect of the Performance Cash Award, then, without regard to the Threshold Goal, you will be entitled to receive

Earned Cash in an amount equal to the Target Level of your Performance Cash Award, pro-rated as provided in Section 3(c), in lieu of any other payments of Earned Cash. A Change in Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of Shares representing 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or (iv) any acquisition by any corporation or other entity pursuant to a transaction which complies with subclauses (i), (ii) and (iii) of clause (c) below; or

(b) Individuals who, as of the Effective Date of the Plan, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that for purposes of this clause (b), any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

(c) Consummation of a reorganization, merger, conversion or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities, (ii) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in connection with the transfer of all or substantially all of the assets of the Company to an affiliate or a Subsidiary of the Company.

Any Earned Cash that is payable pursuant to this Section 4 shall be paid on the applicable date as follows: (i) if you are not Retirement Eligible, promptly after the Change in Control (but in no event more than 2  1/2 months after the end of the calendar year in which the Change in Control occurred) or (ii) if you are Retirement Eligible, on the first to occur of (A) if the Change in Control is a 409A Change in Control, the date that is 30 days after the date of the consummation of the Change in Control or (B) if the Change in Control is not a 409A Change in Control, the date that is 60 days after the end of the Performance Cycle.

5.	Tax Consequences and Income Tax Withholding

(a) You should review the Plan Prospectus for a general summary of the U.S. federal income tax consequences of your receipt of this Performance Cash Award based on currently applicable provisions of the Code and related regulations. The summary does not discuss state and local tax laws or the laws of any other jurisdiction, which may differ from U.S. federal tax law. Neither the Company nor the Committee guarantees the tax consequences of your Performance Cash Award. You are advised to consult your own tax advisor regarding the application of the tax laws to your particular situation.

(b) The Performance Cash Award under this Award Letter is subject to the satisfaction of any applicable U.S. federal, state or local withholding tax liability arising in connection with the award. The Company will withhold the necessary amount from your Earned Cash upon making payment to you as required by law. You may not elect for such withholding to be greater than the minimum statutory withholding tax liability arising from the Performance Cash Award.

(c) In addition, you must make arrangements satisfactory to the Committee to satisfy any applicable withholding tax liability imposed under the laws of any other jurisdiction arising from the Performance Cash Award hereunder.

6.	Effect on Other Benefits

Income recognized by you as a result of this Performance Cash Award, and the entitlement to and payment of your Earned Cash, will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.

7.	Compliance With Laws

This Award Letter and your Performance Cash Award shall be subject to all applicable federal and state laws. The Plan and this Award Letter shall be interpreted, construed and constructed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States.

8.	Miscellaneous

(a) Not an Agreement for Continued Employment or Services. This Award Letter and your Performance Cash Award will not, and no provision of this Award Letter will be construed or interpreted to, create any right to be employed by or to provide services to or to continue your employment with or to continue providing services to the Company or the Company’s affiliates, or to the Parent or Subsidiaries or their affiliates.

(b) Community Property. Each spouse individually is bound by, and such spouse’s interest, if any, in this Performance Cash Award is subject to the terms of this Award Letter. Nothing in this Award Letter shall create a community property interest where none otherwise exists.

(c) Amendment for Code Section 409A. This Performance Cash Award is intended to be exempt from or compliant with Code Section 409A. If the Committee determines that this Performance Cash Award may be subject to additional tax under Code Section 409A, the Committee may, in its sole discretion, amend the terms and conditions of this Award Letter to the extent necessary to comply with Code Section 409A or otherwise to exempt the Performance Cash Award from Code Section 409A. Notwithstanding the foregoing, the Company shall not be required to assume any economic burden in connection therewith. To the extent required to comply with Code Section 409A, you shall be considered to have terminated employment with the Company when you incur a “separation from service” with the Company within the meaning of Code Section 409A(a)(2)(A)(i).

If you have any questions regarding your Performance Cash Award or would like to obtain additional information about the Plan or the Committee, please contact the Company’s General Counsel, Bristow Group Inc., 2103 City West Blvd., 4th Floor, Houston, Texas 77042 (telephone (713) 267 - 7600). Your Award Letter, the Plan and all attachments should be retained in your files for future reference.